Exhibit 10.1

Execution Version

GUARANTY

This GUARANTY is made as of January 16, 2019 (this “Guaranty”), by and among Attis Industries Inc., a New York corporation (the “Guarantor”), in favor of Sunoco Retail LLC, a Pennsylvania limited liability company (“Seller”), and those persons identified in Section 10.4(a) of the Agreement (as defined below) (the “Seller Indemnitees”).

WHEREAS, in order to induce Seller to enter into that certain Asset Purchase Agreement (the “Agreement”), dated as of the date hereof, by and between Seller and Attis Ethanol Fulton, LLC, a Georgia limited liability company (“Purchaser”), Guarantor has agreed, subject to the terms and conditions contained in this Guaranty, to guarantee the payment and performance of all obligations, liabilities and indemnities (including, without limitation, the payment of the Purchase Price and any adjustment amount to the Purchase Price) of Purchaser now existing or hereafter arising under the Agreement and the Ancillary Documents (whether or not Purchaser at any time in question then exists) (collectively, the “Obligations”) and to execute and deliver this Guaranty;

WHEREAS, Guarantor will benefit, directly or indirectly, from the consummation of the transactions contemplated by the Agreement;

WHEREAS, each capitalized term used herein and not otherwise defined shall have the meaning ascribed thereto in the Agreement when used herein;

NOW, THEREFORE, in consideration of the foregoing, and intending to be legally bound hereby, Guarantor agrees as follows:

1. Unconditional Guaranty.

(a) Guarantor fully and irrevocably guarantees the payment and performance of the Obligations when due. Guarantor is hereby made fully responsible for the acts and omissions of Purchaser that constitute a breach of the Agreement or the Ancillary Documents. Except as otherwise expressly stated herein, this Guaranty shall be a full, unconditional, irrevocable, absolute and continuing guarantee of payment and performance and not a guarantee of collection, and Guarantor shall remain liable on the Obligations hereunder until the payment in full of the Obligations.

(b) Except as provided in Section 1(f) below, Guarantor’s guarantee and responsibility shall not be discharged, released, diminished, or impaired in whole or in part by any setoff, counterclaim, defense, act or occurrence which Guarantor may have against Purchaser as a result of or arising out of the Agreement or the Ancillary Documents or any other transaction.

(c) The Obligations of Guarantor hereunder shall not be released, discharged, diminished or impaired by (i) the renewal, extension, modification or alteration by Purchaser and Seller, with or without the knowledge or consent of Guarantor, of the Agreement or the Ancillary Documents or of any liability or obligation of Purchaser thereunder or of any document or instrument under which the Obligations arise, (ii) any forbearance or compromise granted to Purchaser by Seller when dealing with Purchaser except to the extent of such forbearance or compromise, (iii) any change in corporate structure or ownership of Purchaser or the bankruptcy, insolvency, liquidation, receivership, dissolution, winding-up or termination of Purchaser or the fact that at any time Purchaser does not exist, (iv) the inaccuracy of any of the representations and warranties of Purchaser under the Agreement or any of the Ancillary Documents, (v) any neglect, delay, omission, failure or refusal of Purchaser to take or prosecute any action in connection with the Agreement or the Ancillary Documents, (vi) the full or partial release of Purchaser on any liability or obligation, except that Guarantor shall be released pro tanto to the extent Seller expressly releases Purchaser from liability with respect to the Obligations, or (vii) any other circumstance relating to the Obligations that might otherwise constitute a legal or equitable discharge of or defense to the Guarantor not available to Purchaser who is liable for such Obligations.

(d) Guarantor waives notice of (i) acceptance of this Guaranty, (ii) the creation, renewal, extension, modification, alteration or existence of any liability or obligation of Purchaser constituting part of the Obligations, and (iii) any breach of or default in the performance of the Obligations.

(e) If Seller fails to perform Obligations requiring payment, in whole or in part, when such Obligations are due, Guarantor shall promptly pay such Obligations in lawful money of the United States. Guarantor shall pay such amount within 5 business days of receipt of demand for payment from Seller. Purchaser may enforce Guarantor’s obligations under this Guaranty without first suing Purchaser or joining Purchaser in any suit against Guarantor, or enforcing any rights and remedies against Purchaser or otherwise pursuing or asserting any claims or rights against Purchaser or any other person or entity or any of its or their property which may also be liable with respect to the matters for which Guarantor is liable under this Section 1.

(f) Guarantor reserves the right to assert defenses and set offs which Purchaser may have to payment or performance of any Obligation, other than defenses that Purchaser may possess relating to (i) lack of validity or enforceability of the Agreement or the Ancillary Documents against Purchaser arising from Purchaser’s defective incorporation or lack of qualification to do business in any applicable jurisdiction, (ii) Purchaser’s lack of corporate authority to enter into or perform the Agreement or the Ancillary Documents or the due execution and delivery thereof, or (iii) the termination of existence, dissolution, liquidation, insolvency, bankruptcy, receivership, or other reorganization of Purchaser.

2. Refund of Payments by Seller. If under applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application with respect to creditors, Seller is required to refund part or all of any payment hereunder to Guarantor, such payment shall not constitute a release from any liability hereunder, and Guarantor’s liability hereunder shall be reinstated to such extent.

3. Rescission of Obligations. If under applicable bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application with respect to creditors, any payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by Seller, this Guaranty shall continue to be effective, or be reinstated, as the case may be, all as though such payment had not been made.

4. Representation as to Benefit. Guarantor warrants and represents for and as to itself that it has received, or will receive, direct or indirect benefit from the making of this Guaranty.

5. Representations and Warranties of Guarantor. Guarantor hereby represents and warrants to Seller as follows:

(a) Organization. Guarantor is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has the requisite corporate power to carry on its business as it is now being conducted.

(b) Authority Relative to this Guaranty. Guarantor has full corporate power and authority to execute and deliver this Guaranty and to consummate the transactions contemplated hereby. The execution and delivery by Guarantor of this Guaranty and the consummation by Guarantor of the transactions and performance of the terms and conditions contemplated hereby have been duly and validly authorized, and no other corporate proceedings on the part of Guarantor are necessary to authorize this Guaranty or consummate the transactions so contemplated. This Guaranty has been duly and validly executed and delivered by Guarantor, and this Guaranty constitutes a valid and binding agreement of Guarantor, enforceable against Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c) Consents and Approvals; No Violation. Neither the execution and delivery by Guarantor of this Guaranty nor the performance of its obligations under the Guaranty contemplated hereby do or will (i) conflict with or result in any breach of any provision of the articles of incorporation or bylaws (or other similar governing documents) of Guarantor, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, except where it is reasonably expected that the failure to obtain such consent, approval, authorization or permit, or to make such filing or notification, would not prevent or delay in any material respect such performance, (iii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement or other instrument or obligation to which Guarantor is a party or by which Guarantor or any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or will be obtained prior to the Closing Date, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Guarantor, or any of its assets.

(d) Litigation; Claims. There is no claim, action, proceeding or investigation pending or, to the knowledge of Guarantor, threatened against Guarantor before any court or governmental or regulatory authority or body that would prevent or delay in any material respect the performance by Guarantor of the Guaranty contemplated hereby. Guarantor is not subject to any judgment or outstanding order, writ, injunction or decree that would have a material adverse effect on its ability to perform its obligations under the Guaranty contemplated hereby and that would prevent or delay in any material respect the performance by Guarantor of the Guaranty.

6. Costs and Expenses. Each party agrees to pay to the prevailing party, upon demand, all reasonable costs and expenses, including reasonable attorneys’ fees, that may be incurred by the prevailing party in enforcing or defending its rights under this Guaranty.

7. Governing Law and Consent to Jurisdiction. This Guaranty shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and performed in such state.

8. Benefit. This Guaranty shall inure to the benefit of Seller, the Seller Indemnitees and their respective successors and assigns, and shall be binding upon Guarantor and its successors and assigns; provided, however, that (i) neither Seller nor Guarantor shall assign its rights or obligations under this Guaranty without the prior written consent of the other except by operation of law, and except that Seller may assign its rights or obligations under this Guaranty to an affiliate, (ii) no assignment or other transfer by, through or under Seller shall operate to increase Guarantor’s obligations hereunder, and (iii) Guarantor shall be fully protected in making and shall receive full credit for any payments or other performance made by it to Seller or its successors and assigns with respect to the Obligations prior to the time Guarantor receives written notice of such assignment or succession.

9. Continuing Guaranty. Subject to the terms, conditions and limitations hereof, this Guaranty is a continuing guaranty and shall remain in full force and effect and be binding upon Guarantor until the Obligations have been satisfied in full.

10. Notices. Any notice, demand or other communication required or permitted under this Guaranty shall be in writing and given by hand delivery, facsimile, overnight courier, or United States mail. All notices shall be properly addressed to the recipient, with all postage and other charges being paid by the party giving notice. Notices shall be effective when actually received by the party being notified. The addresses of the parties for purposes of notice are as follows:

If to Guarantor, to:

Attis Industries Inc.

12540 Broadwell Road, Suite 2104

Milton, Georgia 30004

Attention: Jeffrey S. Cosman

Email: jcosman@attisind.com

With a copy to (which shall not constitute notice):

Richard J. Dreger, Attorney at Law, P.C.

11660 Alpharetta Highway, Suite 730

Roswell, Georgia 30076

Attention: Richard J. Dreger, Esq.

Email: Rick@rdregerlaw.com

If to Seller, to

Sunoco Retail LLC
8111 Westchester Drive, Suite 400
Dallas, Texas 75225
Attention: Arnold Dodderer
Email: arnold.dodderer@sunoco.com

With a copy to (which shall not constitute notice):

Vinson & Elkins L.L.P.
1001 Fannin, Suite 2500
Houston, Texas 77002
Attention: Lande A. Spottswood
Email: lspottswood@velaw.com

Either party may change its address by giving two days’ advance written notice to the other party.

11. Subrogation. Upon payment of all of the Obligations owing to Seller, Guarantor shall be subrogated to the rights of Seller against Purchaser, and Seller agrees to take, at Guarantor’s expense, such steps as Guarantor may reasonably request to implement such subrogation.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Guaranty as of the date first above written.

GUARANTOR:

ATTIS INDUSTRIES INC.

By:	/s/ Jeffrey S. Cosman
Name:	Jeffrey S. Cosman
Title:	CEO

Signature Page to

Guaranty